UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Vie Financial Group, Inc.

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VIE FINANCIAL GROUP, INC.

1835 MARKET STREET

SUITE 420

PHILADELPHIA, PENNSYLVANIA 19103

August 11, 2003

To Our Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2003 Annual Meeting of Stockholders of Vie Financial Group, Inc. on Thursday, September 18, 2003. The Annual Meeting will be held at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036. The Annual Meeting will begin at 9:00am. The formal Notice of Annual Meeting appears on the next page.

The attached Proxy Statement describes the matters that we expect to act upon at the Annual Meeting. Those attending the Annual Meeting will have the opportunity to ask questions of broad interest to our stockholders. It is important that your views be represented whether or not you attend the Annual Meeting. The Board of Directors recommends that stockholders vote FOR both of the proposals presented in the Proxy Statement.

We appreciate your interest in Vie Financial Group and urge you to vote your shares either in person at the Annual Meeting or by returning your proxy as soon as possible.

Sincerely,

/s/ Dean G. Stamos

Dean G. Stamos
Chief Executive Officer

VIE FINANCIAL GROUP, INC.

1835 MARKET STREET

SUITE 420

PHILADELPHIA, PENNSYLVANIA 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 18, 2003

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Vie Financial Group, Inc. will be held at 9:00 a.m. local time, on Thursday, September 18, 2003 at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036 for the following purposes:

1.	To elect eight directors for a term of one year and until their successors are elected and qualified.

2.	To amend our Certificate of Incorporation to authorize a one-for-two reverse stock split, changing the current 692,974,817 issued and outstanding shares into 346,487,409 issued and outstanding shares.

3.	To consider and act upon such other business that may properly come before the meeting.

Only stockholders of record at the close of business on July 29, 2003 will be entitled to vote at the Annual Meeting. Such stockholders may vote in person or by proxy. You may grant a proxy to vote your shares by completing and returning the enclosed proxy card in accordance with the instructions set forth on the card. A list of the stockholders entitled to vote at the Annual Meeting will be available at our corporate headquarters at 1835 Market Street, Suite 420, Philadelphia, Pennsylvania 19103 beginning on September 5, 2003. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

You are cordially invited to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card. This will ensure your proper representation at the Annual Meeting. This Notice of Annual Meeting and the Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about August 20, 2003.

By Order of the Board of Directors

Sincerely,

/s/ James M. Connolly

Philadelphia, Pennsylvania	James M. Connolly
August 11, 2003	Secretary

YOUR VOTE IS IMPORTANT.

PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

2

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2003

This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of Vie Financial Group, Inc. beginning August 20, 2003. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders to be held on Thursday, September 18, 2003 and at any adjournment or postponement of that Meeting. The proxy procedure permits all Vie stockholders of record as of the close of business on July 29, 2003 to vote at the Annual Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES

Your Vote is Very Important

You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You may revoke your proxy at any time before it is voted by delivering written notice to the Secretary, by submitting a proxy bearing a later date, or by appearing in person and casting a ballot at the Annual Meeting. Your shares will be voted in accordance with the directions you provide so long as your properly signed proxy is returned to us and not revoked prior to or at the Annual Meeting. If you do not indicate how your shares are to be voted, your shares will be voted as recommended by the Board of Directors.

Who Can Vote?

Stockholders of record as of the close of business on July 29, 2003 are entitled to vote. On that day 692,974,817 shares of common stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at our corporate headquarters, 1835 Market Street, Suite 420, Philadelphia, Pennsylvania 19103 beginning on September 5, 2003. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How Do I Vote?

You may attend the Annual Meeting and vote in person. Alternatively, a registered stockholder may vote shares by giving a proxy via mail or fax. To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your completed proxy card may also be returned via fax to: StockTrans, Inc. Proxy Department at (610) 649-7302.

If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

How Are Votes Counted?

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, the shares represented by your proxy card will be voted as recommended by the Board of Directors. A valid proxy also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters not described in the Proxy Statement that are properly presented for action at the Annual Meeting. If your proxy card is marked “abstain,” your shares will not be voted on that proposal.

If you are a beneficial owner and do not provide the shareholder of record with voting instructions, your shares may constitute a “broker non-vote.” A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. For purposes of Proposal One, abstentions and broker non-votes are not considered to be votes cast and do not affect the required vote. For purposes of Proposal Two, abstentions and broker non-votes have the same effect as a vote against Proposal Two.

What Vote is Required?

In order to have a quorum present at the Annual Meeting, a majority of the shares of Vie common stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

For Proposal One, the nominees who receive the most votes will be elected. In the election of Directors, each stockholder is entitled to cast one vote for each Director to be elected; cumulative voting is not permitted. Proposal Two must be approved by a majority of the shares of Vie common stock that are outstanding and entitled to vote at the meeting. “Broker non-votes” will not be counted as votes cast for or against Proposal One and will have the same effect as a vote against Proposal Two.

Who Will Count the Vote?

The Company’s transfer agent, StockTrans, Inc., will tabulate and certify the vote as inspectors of the election.

Can Any Party Control the Outcome of the Vote?

Our majority stockholder, OptiMark Innovations Inc. is entitled to cast approximately 88% of the total votes to be cast at the Annual Meeting and, therefore, can control the votes in both Proposals One and Two.

THE BOARD OF DIRECTORS OF VIE RECOMMENDS THAT HOLDERS OF COMMON STOCK VOTE “FOR” ALL THE NOMINEES BY THE BOARD OF DIRECTORS IN PROPOSAL ONE, AND “FOR” THE REVERSE STOCK SPLIT IN PROPOSAL TWO.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees for Election as Directors

The Board of Directors has determined to fix the size of the Board at no more than nine directors. The Board currently consists of eight members, Ronald D. Fisher, Carmine F. Adimando, Jonathan F. Foster, William A. Lupien, Roy S. Neff, Howard J. Schwartz, Dean G. Stamos and Robert J. Warshaw. The Board has nominated the eight incumbent Directors to be elected to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. There are no current plans to fill the ninth board seat.

Each nominee has consented to being named in this proxy as a nominee and to serving as a Director if elected. In the event that any nominee should be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may decide to reduce the number of standing directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

The following biographies provide information about each nominee’s principal occupation and business experience, age, and directorships held in other public corporations, as well as Vie Board committee memberships as of July 18, 2003.

Name	Age	Principal Occupation
Ronald D. Fisher (2) (3)	55	Managing Partner of SOFTBANK Capital Partners and Vice Chairman of SOFTBANK Holdings, Inc. for over five years.
Carmine F. Adimando (1)(5)	59	Chairman and President of CARMCO Investments, LLC, a private consulting firm for over five years.
Jonathan F. Foster (1)	42	Managing Director of The Cypress Group, a private equity firm since March 2002; Senior Managing Director in the mergers and acquisitions group at Bear, Stearns & Co. Inc. from 2001 to 2002; Executive Vice President, Chief Operating Officer and Chief Financial Officer of Toysrus.com during 2000; investment banker at Lazard Freres & Co from 1989 until 1999.
William A. Lupien (3) (4)	61	Chairman of OptiMark Holdings, Inc. for over five years.
Roy S. Neff (4)	49	Managing Director of Gamma Investors, LLC, a private equity-based hedge fund since January 2000, and CEO of BarterSecurities, Inc., a private entity which builds online trading software since November 2000; Co-Chief Executive Officer of BNP/Cooper Neff, Inc., a subsidiary of BNP Paribas from January 1995 to January 2000.
Howard J. Schwartz (2)	59	CEO and Chairman of Lynch, Jones & Ryan, Inc., a private institutional brokerage firm, from December 1991 to May 2002; Chairman and CEO of Harborview, LLC, a private firm providing floor brokerage services from February 2000 to December 2002.
Dean G. Stamos	37	Chief Executive Officer of Vie since October 2002; President of NYFIX Millenium, LLC, a subsidiary of NYFIX, Inc. from August 1999 to September 2002; Director of Execution Services at SG Cowen Securities from August 1997 to August 1999.

Robert J. Warshaw (2) (3) (4)	49	Chief Executive Officer of Vie from May 8, 2002 until October 8, 2002; Chief Executive Officer of OptiMark Holdings, Inc., the parent of our majority stockholder, and of OptiMark, Inc. since March 14, 2001; Co-Chief Executive Officer, Executive Vice President and Chief Technology Officer of OptiMark, Inc., a subsidiary of OptiMark Holdings, Inc.; Executive Vice President and Chief Technology Officer of OptiMark Technologies, Inc. from November 1999 through June 2000; Chief Information Officer at Lazard Freres & Co. LLC, an international investment banking firm, from October 1993 to October 1999.

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating Committee.
(4)	Member of the Technology Committee.
(5)	Mr. Adimando serves as Chairman of the Audit Committee and as the Audit Committee Financial Expert, as defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

Ronald D. Fisher has served as a director since May 8, 2002, and as the Chairman since October 31, 2002. Mr. Fisher is not an executive officer of the Company. Mr. Fisher is a Managing Partner of SOFTBANK Capital Partners and Vice Chairman of SOFTBANK Holdings, Inc. He also serves as a director of SOFTBANK Corp., Japan. Mr. Fisher joined SOFTBANK in October 1995, overseeing its US operations and its other activities outside of Asia. Prior to joining SOFTBANK, Mr. Fisher was, for six years, the Chief Executive Officer of Phoenix Technologies Ltd., the leading developer and marketer of system software products for personal computers, from January 1990 to February 1996. He joined Phoenix from Interactive Systems Corporation, a UNIX software company, where he served for five and a half years as President, initially as Chief Operating Officer and then CEO. His experience prior to Interactive Systems includes senior executive positions at Visicorp, TRW, and ICL (USA). Mr. Fisher also serves on the boards of OptiMark Innovations Inc., E*Trade Group Inc., GSI Commerce, Inc., InsWeb Corp., Optimark Holdings, Inc. and Terabeam Corporation. Mr. Fisher earned his MBA from Columbia University and Bachelor of Commerce degree from the University of Witwatersand in South Africa.

Carmine F. Adimando has been a director of Vie since September 13, 2002. Mr. Adimando currently holds various leadership positions in several financial services companies, academic institutions, and philanthropic organizations. He is Chairman and President of CARMCO Investments, LLC, which provides financial advisory and consulting services to public and private corporations and other business entities. He is or has been a member of the board of directors of Sensory Science Inc., Instantrax Systems LLC, CNF Technologies Inc., GlobalNet International Co. and Counsel Press LLC. Mr. Adimando is a member of the Board of Overseers of the University of Connecticut School of Business and the Board of Regents of Sacred Heart University. He also serves on the Advisory Board for the Franciscan Friars of Atonement and on the Board of Directors of St. Vincent’s Hospital Foundation in Fairfield, Connecticut.

Mr. Adimando held various executive positions and served in various capacities with Pitney Bowes Inc. from 1979 through 1996. He was vice president of finance, treasurer and chief financial officer at Pitney Bowes Inc and also served as President of Pitney Bowes International Holdings, Inc. and as a member of the Executive Committee and Board of Directors of Pitney Bowes Leasing Company. Prior to joining Pitney Bowes in 1979, Mr. Adimando held several executive financial and operating positions with AMR Corp., Burndy Corporation, Deloitte & Touche LLP, Haskins & Sells and Morgan Guaranty Trust Company. Mr. Adimando is a certified public accountant and a graduate of St. John’s University and Stanford University’s Graduate School of Business Senior Financial Management Program.

Jonathan F. Foster has served as a director of Vie since June 10, 2002. He is a managing director at The Cypress Group, a leading New York-based private equity firm with approximately $3.5 billion under management. Prior to joining The Cypress Group, Mr. Foster was a senior managing director in the mergers and acquisitions group at Bear, Stearns & Co. Inc. from 2001 to 2002. Mr. Foster served as executive vice president, chief operating officer and chief financial officer of Toysrus.com during 2000. From 1989 until 1999, Mr. Foster was an investment banker at Lazard Freres & Co., ultimately as a managing director in Lazard Freres & Co.’s mergers and acquisitions group. Mr. Foster received a Msc. in Accounting and Finance from the London School of Economics in 1985 and a B.B.A. in Accounting from Emory University in 1984.

William A. Lupien has been a director of Vie since September 13, 2002. Mr. Lupien is currently Chairman of OptiMark Holdings, Inc., a company which he co-founded in January 1988. He has been active in the securities business since joining the California-based brokerage firm of Mitchum, Jones & Templeton (MJT), Inc. in 1965. Mr. Lupien served as Chairman and CEO of MJT and served as a specialist on the equity trading floor of the Pacific Exchange for 17 years. From 1983 to 1988, Mr. Lupien served as President, then Chairman and CEO, of Instinet Corporation, a computer-based market-access network, where he presided over an 1100% increase in trading volume. Mr. Lupien was a member of the Board of the Pacific Exchange and of its original Inter-exchange Committee, which designed the Intermarket Trading System (ITS). He also served as Chairman of the Floor Trading and Nominating Committee and was a member of the SEC’s Advisory Committee dedicated to the development of a US national market system. Mr. Lupien is a graduate of San Diego State University and the co-inventor of the OptiMark® Trading System.

Roy S. Neff has served as a director of Vie since June 10, 2002. He is a managing director of Gamma Capital Advisors Ltd., LLC, which trades an equity-based hedge fund, and is the CEO of BarterSecurities, Inc., which builds online trading software. Prior to January, 2000, Mr. Neff was the co-chief executive officer of BNP/Cooper Neff, Inc., a subsidiary of BNP Paribas that was responsible for the options trading business of the bank. Mr. Neff was a co-founder of Cooper Neff & Associates, a proprietary options trading firm, in 1981 and was the managing partner of Cooper Neff Technologies, L.P., prior to its acquisition by BNP Paribas in January, 1995. Mr. Neff graduated summa cum laude from the Massachusetts Institute of Technology with a Bachelor of Science in mathematics, and earned a Masters of Business Administration from the Wharton Graduate Division of the University of Pennsylvania.

Howard J. Schwartz has served as a director of Vie Since December 13, 2002. Mr. Schwartz has held top positions, including CEO and Chairman of Lynch, Jones & Ryan, Inc., an institutional brokerage firm. LJR is a leader in commission recapture programs for pension funds and now a wholly owned subsidiary of Instinet. He was also Chairman and CEO of Harborview, LLC, a member firm of the New York Stock Exchange that provides floor brokerage services. Mr. Schwartz has served as a member of the Securities Industry Association’s Board of Directors and was the founder and former chairman of the SIA’s Institutional Brokerage Committee.

Dean G. Stamos has served as a director and our Chief Executive Officer since October 9, 2002. Prior to joining Vie, Mr. Stamos was co-founder and president of NYFIX Millennium, LLC, a New York-based alternative trading system. Stamos was also a director at SG Cowen Securities, where he was responsible for the execution service division. Previously, he was regional manager of Herzog, Heine Geduld, Inc., where he oversaw the Boston and San Francisco execution service divisions. Prior to joining Herzog, Heine Geduld, he was the Boston manager of Cowen & Company. Mr. Stamos has served on numerous regional exchange and execution quality committees and has presented at multiple industry symposiums on a wide variety of topics, including market structure and quality of execution. He began his career as a trader and specialist on the floor of the Boston Stock Exchange.

Robert J. Warshaw has served as a director since May 8, 2002, and served as our acting Chief Executive Officer from May 8, 2002 until October 9, 2002. Mr Warshaw has also served as Chief Executive Officer of OptiMark Holdings, Inc., the parent of our majority stockholder, and of OptiMark, Inc. since March 14, 2001. Mr. Warshaw previously served as Co-Chief Executive Officer, Executive Vice President and Chief Technology Officer of OptiMark, Inc., a subsidiary of OptiMark Holdings, Inc. From November 1999 through June 2000, Mr. Warshaw served as Executive Vice President and Chief Technology Officer of OptiMark Technologies, Inc. From October 1993 to October 1999, Mr. Warshaw was Chief Information Officer at Lazard Freres & Co. LLC, an international investment banking firm. From January 1990 to October 1993, he was a partner at McKinsey & Company, a global management consulting firm. Mr. Warshaw received his bachelor’s degree in English from the University of Pennsylvania and a Masters in Management from Northwestern University’s Kellogg School of Management.

Management.

Corporate Governance

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the board and vote on extraordinary matters; the board is the company’s governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer (CEO); and management runs the company’s day-to-day operations. Our Board of Directors currently consists of 8 directors as described in Proposal One: Election of Directors. The primary responsibilities of the Board of Directors are oversight, counseling and direction to the Company’s management in the long-term interests of the company and its stockholders. The Board’s detailed responsibilities include: (a) selecting, regularly evaluating the performance of, and approving the compensation of the Chief Executive Officer and other senior executives; (b) reviewing and, where appropriate, approving the company’s major financial objectives, strategic and operating plans and actions; (c) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed; and (d) overseeing the processes for maintaining the Company’s integrity with regard to its financial statements and other public disclosures and compliance with laws and ethics. The Board of Directors has delegated to the CEO, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by the Company.

The Board of Directors had a total of 18 meetings and took action by unanimous written consent five times during the fiscal year ended March 31, 2003. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during the year.

The Board of Directors has four committees: a Compensation Committee, an Audit Committee, a Nominating Committee, and a Technology Committee.

Audit Committee

The Board of Directors has constituted an Audit Committee comprised of no less than two independent directors, as that term is defined under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Act”). Mr. Carmine F. Adimando is the Chairman of the Audit Committee and is the Audit Committee Financial Expert. The Amended Charter of the Audit Committee, attached as Exhibit B, provides among other things, that the Audit Committee has the authority to appoint and replace the independent accountants, to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, and to retain independent legal, accounting or other advisors. The Audit Committee considers and reviews the financial statements of the Company and matters arising in connection with external audit reports, including the scope and function of the external audit process and the independence of Vie’s external auditors, auditors’ management reports, Vie’s critical accounting policies, judgments and estimates and related matters, as well as related-party transactions. The Audit Committee met six times during the fiscal year ended March 31, 2003.

The Audit Committee has, as required by under the Act and Section 301 of the Sarbanes-Oxley Act of 2002, adopted a “whistleblower policy” providing for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submissions by employees of the Company of concerns regarding questionable accounting or auditing matters.

Code of Conduct

The Board of Directors has adopted a Code of Conduct applicable to all officers, directors and employees of the Company which provides, among other things, for honest and ethical conduct; avoidance of conflicts of interest, including the disclosure of any material transaction or relationship that could be expected to give rise to a conflict; full, fair, accurate, timely and understandable disclosure in reports filed by the Company with the Securities and Exchange Commission; internal reporting of Code of Conduct violations; and accountability for any violations.

Compensation Committee

The Compensation Committee reviews Vie’s compensation programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to the executive officers of Vie. The Compensation Committee also administers Vie’s employee stock option and incentive plans. The Compensation Committee met two times and took action by unanimous written consent two times during the fiscal year ended March 31, 2003.

Nominating Committee

The Nominating Committee reviews possible candidates for the Board of Directors and recommends the nominees for directors to the Board of Directors for approval. The Nominating Committee considers suggestions from various sources, including stockholders. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Nominating Committee met one time during the fiscal year ended March 31, 2003.

Technology Committe

The Technology Committee was formed on June 13, 2002, and reviews technology matters and technology issues relating to the Company and its affiliates. The Technology Committee met one time in the fiscal year ended March 31, 2003.

Compensation of Directors

As of May 8, 2002, directors who are not officers of the Company do not receive any cash compensation for their service as directors. Before May 8, 2002, the prior directors received monthly retainer fees of $1,000. Directors are reimbursed for travel-related expenses incurred in attending board meetings. During the year ended March 31, 2003, each non-employee director was granted options to acquire 2,853,317 shares of stock under the Vie Financial Group, Inc. 2002 Option Plan. The options have an exercise price of $0.08, subject to adjustment in the case of certain changes in Vie’s capitalization, vest over four years, and expire ten years after the date of grant. The members of the Audit Committee, Mr. Adimando and Mr. Foster, were also granted options to acquire an additional 400,000 and 200,000 shares, respectively, of Vie’s common stock on the same terms.

Any executive officers that are or were also directors of Vie have not been compensated for their service as directors.

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Positions with the Company and its Subsidiaries
Dean G. Stamos	37	Chief Executive Officer and Director of Vie; President and Director of Vie Institutional Services, Inc.; and Manager Member of Vie Securities LLC.
Trevor B. Price	34	President of Vie.
Daniel A. Nole	37	Chief Operating Officer of Vie, Vie Institutional Services, Inc. and Vie Securities LLC.
James S. Pak	34	Executive Vice President, Chief Financial Officer of Vie; Director of UTTC and Vie Institutional Services, Inc.
Jennifer L. Andrews	33	Executive Vice President, Finance of Vie; Financial Operations Principal of Vie Institutional Services, Inc. and Vie Securities LLC.
William W. Uchimoto	47	Executive Vice President, General Counsel of Vie; Director of UTTC and Vie Institutional Services, Inc.
Fred S. Weingard	50	Executive Vice President, Chief Technology Officer of Vie; Director of UTTC.

Vie Securities LLC is a wholly-owned subsidiary of Vie Financial Group, Inc., and Vie Institutional Services, Inc. is a wholly-owned subsidiary of Universal Trading Technologies Corporation (UTTC). UTTC is a majority-owned subsidiary of Vie Financial Group, Inc.

Trevor B. Price has served as our President since May 8, 2002. Prior to joining Vie, Mr. Price was an Executive Vice President of OptiMark, Inc. since April 16, 2001. Prior to joining OptiMark, Mr. Price was, from January 2000 through April 2001, Chairman, CEO and founder of SavvyJack, Inc. a business-to-business e-commerce application services provider. During the period from January 2000 through May 2000, while founding SavvyJack, Mr. Price also consulted with Continuous Software Corporation where he led the business transition process for the acquisition of Pagoda Corporation, a company that he founded and built. From June 1998 through January 2000, Mr. Price was co-founder Co-CEO and director of Pagoda Corporation with primary responsibility for product marketing and development. Pagoda successfully developed and deployed an enterprise knowledge management solution to Fortune 500 companies. From March 1992 through June 1998, Mr. Price served in different management positions at Software Services International, Inc, a global services capital firm. Mr. Price has an undergraduate degree from the University of Pennsylvania.

Daniel A. Nole has served as our Chief Operating Officer since May 15, 2003. Prior to joining Vie, Mr. Nole was CFO, Vice President of Operations and Compliance Officer of NYFIX Millennium, LLC & NYFIX Transaction Services, Inc. Prior to NYFIX, Mr. Nole was employed as a Specialist and Compliance officer for K&S, Inc. He acted as regional market maker in 40 New York Stock Exchange listed issues. Additionally, Mr. Nole worked in the Assurance and Advisory Business Services practice of Ernst & Young LLP for 3 years, while obtaining an MS in Accounting from NYU Stern School of Business. He completed his BA in the Liberal Arts at Colgate University.

James S. Pak has served as Executive Vice President and Chief Financial Officer since May 8, 2002. Prior to joining Vie, Mr. Pak was an Executive Vice President of OptiMark, Inc. since December 1, 2001. From September 2001 through November 2001, Mr. Pak was a consultant to OptiMark. Between March 2001 and August 2001, Mr. Pak was an independent consultant. From October 1998 through March 2001, Mr. Pak was an investment banker at Lazard Freres & Co. LLC, an international investment banking firm, focused on mergers and acquisitions. Prior to working at Lazard, Mr. Pak worked from August 1992 through October 1998 for Merrill Lynch & Co. in various groups including investment banking and debt capital markets in New York and London. Mr. Pak has an undergraduate degree from New York University.

Jennifer L. Andrews has served as Executive Vice President, Finance of Vie since May 8, 2002, as Senior Vice President and Chief Financial Officer from June 2000 to May 2002, and as Vice President and Controller from July 1999 to June 2000. Prior to joining Vie, Ms. Andrews was an audit manager in the Assurance and Advisory Business Services practice of Ernst & Young LLP, where she advised clients in the financial services industry. Ms. Andrews is a certified public accountant and received her undergraduate degree from Rowan University.

William W. Uchimoto served as Executive Vice President and General Counsel of Vie from June 1998 through July 2003. He is no longer employed with Vie after July 4, 2003. Mr Uchimoto served as a member of the Board of Directors from June 1998 through May 2002. Mr. Uchimoto joined Vie in the fall of 1997 as Executive Vice President of International Business Development. Mr. Uchimoto served as Associate General Counsel of the Philadelphia Stock Exchange from 1986 to 1987, at which time he was appointed General Counsel, a position he held until 1997. From 1981 to 1986, Mr. Uchimoto was an attorney with the Securities and Exchange Commission. Mr. Uchimoto received his J.D. from U.C. Hastings College of Law in 1981 and Bachelor of Economics from U.C. Davis in 1978.

Fred S. Weingard served as Executive Vice President and Chief Technology Officer of Vie from 1996 through July 2003. He is no longer employed with Vie after July 15, 2003. Mr. Weingard also served as a director from 1996 through September 2002. Prior to joining Vie, Mr. Weingard was, from January 1986 to July 1996, the founder and Principal of Booz Allen & Hamilton’s Advanced Computational Technologies Practice with primary responsibility to deliver advanced-technology systems tailored to customers. From July 1980 to January 1986, Mr. Weingard was a senior intelligence analyst for the Defense Intelligence Agency performing highly classified technical analysis and providing high-level briefings to senior government officials. From June 1976 to July 1980, he was the lead Nuclear Engineer for a commercial architectural engineering firm. Mr. Weingard received his Bachelor of Science degree in Engineering Physics and his Masters Degree in Nuclear Engineering from Cornell University and a second Masters Degree in Computer Science from The George Washington University. He is a National Science Foundation mathematics award winner. He has Professional Engineering licenses in Mechanical Engineering and has two US patents in neural networks. He has co-authored several papers and has given lectures and presentations to government, industry, and academia.

EXECUTIVE COMPENSATION

The table below sets forth the amount of all compensation paid by Vie during the years ended March 31, 2003, March 31, 2002, and March 31, 2001 to Vie’s current and former Chief Executive Officers and to Vie’s most highly compensated executive officers for those years.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year Ended March 31,	Salary ($)	Bonus ($)	Other ($)	Number Of Options	All Other ($)
Dean G. Stamos Current Chief Executive Officer	2003 2002 2001	129,640 –0– –0–	25,000 –0– –0–	–0– –0– –0–	47,555,279 –0– –0–	–0– –0– –0–

Robert J. Warshaw Interim Chief Executive Officer (May 8, 2002 – October 8, 2002)	2003 2002 2001	137,261 –0– –0–	–0– –0– –0–	–0– –0– –0–	4,755,528 –0– –0–	–0– –0– –0–

Fredric W. Rittereiser Former Chairman and Chief Executive Officer	2003 2002 (1)2001	12,500 342,500 210,000	–0– –0– –0–	–0– –0– –0–	–0– –0– –0–	870,736(2) 38,920(3) 83,313(3)

Trevor B. Price President	2003 2002 2001	135,461 –0– –0–	–0– –0– –0–	–0– –0– –0–	23,777,639 –0– –0–	–0– –0– –0–

James S. Pak Executive Vice President, Chief Financial Officer	2003 2002 2001	135,461 –0– –0–	–0– –0– –0–	–0– –0– –0–	14,266,584 –0– –0–	–0– –0– –0–

William W. Uchimoto Executive Vice President and General Counsel	2003 2002 2001	175,458 198,625 210,000	–0– –0– –0–	–0– –0– –0–	3,138,648 –0– –0–	–0– 2,568(3) 16,258(3)

Fred S. Weingard Executive Vice President and Chief Technology Officer	2003 2002 2001	208,090 250,648 265,000	–0– –0– –0–	–0– –0– –0–	14,266,584 –0– –0–	–0– 1,941(3) 20,076(3)

(1)	The Dover Group, Inc. was paid $75,000 in consulting fees for the fiscal year ended March 31, 2001. Mr. Rittereiser is the sole stockholder, director and officer of Dover.
(2)	On April 15, 2002, we entered into a separation agreement with Mr. Rittereiser, which became effective on May 7, 2002. As consideration for Mr. Rittereiser’s resignation, release of claims and on-going non-solicitation, non-competition and non-disclosure obligations, Mr. Rittereiser received: (i) a $150,000 cash payment, (ii) reimbursement of certain expenses incurred by Mr. Rittereiser from January 18, 2002 through May 7, 2002 totaling $6,000 and (iii) 4 million shares of our common stock. The fair market value of the stock issued to Mr. Rittereiser was $720,000 based on the market price of our common stock on April 15, 2002, the date of the agreement.
(3)	Represents the payment of the premiums of a life insurance policy.

On July 1, 1999, Vie entered into deferred compensation plans with Messrs. Rittereiser, Bacci, Uchimoto and Weingard. Pursuant to the plans, Vie maintained (a) term life insurance policies on Mr. Rittereiser in the amount of $5,000,000 (b) key man life insurance policies on Mr. Rittereiser in the amount of $3,000,000, (c) term life insurance policies on Messrs. Bacci, Uchimoto and Weingard in the amount of $1,100,000 each, and (d) key man split-dollar life insurance policies on Messrs. Bacci, Uchimoto and Weingard in the amount of $900,000 each. In connection with the April 15, 2002 separation agreement with Mr. Rittereiser, Vie agreed to transfer and assign to him the $5,000,000 term life insurance policies. The term life insurance policies on Messrs. Bacci, Uchimoto and Weingard and all of the key man split-dollar life insurance policies were terminated effective May 7, 2002.

Since inception, Vie has not granted stock appreciation rights and does not have a defined benefit or actuarial plan.

Option Grants in Last Fiscal Year

The following table sets forth, for each of the executive officers listed in the Summary Compensation Table, certain information concerning options granted during the fiscal year ended March 31, 2003. Pursuant to SEC rules, the table shows the value of the options granted at the end of the option terms if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The potential realized value of the options granted would be zero if the stock price does not appreciate.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for option term
					5%($)	10%($)
Dean G. Stamos	47,555,279	28.2%	$0.08	10/9/2012	$2,392,581	$6,063,269
Robert J. Warshaw	4,755,528	2.8%	$0.08	9/15/2002	$239,258	$606,327
Fredric W. Rittereiser	–0–	—	—	—	—	—
Trevor B. Price	23,777,639	14.1%	$0.08	7/9/2012	$1,196,290	$3,031,635
James S. Pak	14,266,584	8.5%	$0.08	7/9/2012	$717,774	$1,818,981
William W. Uchimoto (1)	3,138,648	1.9%	$0.08	7/9/2012	$157,910	$400,176
Fred S. Weingard (2)	14,266,584	8.5%	$0.08	7/9/2012	$717,774	$1,818,981

(1)	On June 19, 2003, the Compensation Committee agreed to accelerate the vesting with respect to any unvested options held by Mr. Uchimoto in consideration for his past service to the Company and in connection with his leaving the Company. The expiration date was also extended from October 2, 2003 (90 days after his date of separation) to July 3, 2004.
(2)	On July 10, 2003, Vie entered into a separation agreement with Mr. Weingard, which, among other things, entitles him to accelerated vesting with respect to any unvested portion of 50% of the options held by Mr. Weingard. The expiration date was also extended from October 13, 2003 (90 days after his date of separation) to July 15, 2005.

Aggregated Option Exercises in Year Ended March 31, 2003 and Year End Option Values

The following table sets forth certain information concerning the number of unexercised stock options held by our executive officers at March 31, 2003 and the value thereof, and the number of exercised options and the value thereof during the fiscal year ended March 31, 2003. Amounts were calculated by multiplying the number of unexercised options by the closing price of the common stock on March 31, 2003 ($0.07) and subtracting the exercise price.

Name	Shares Acquired On Exercises (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#)		In-the-Money Value of Unexercised Options at FY-End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Dean G. Stamos	—	—	-0-	47,555,279	-0-	-0-
Robert J. Warshaw	—	—	4,755,528	-0-	-0-	-0-
Fredric W. Rittereiser	—	—	-0-	-0-	-0-	-0-
Trevor B. Price	—	—	7,925,880	15,851,760	-0-	-0-
James S. Pak	—	—	4,755,528	9,511,056	-0-	-0-
William W. Uchimoto	—	—	1,046,216	2,092,432	-0-	-0-
Fred S. Weingard	—	—	4,755,528	9,511,056	-0-	-0-

Employment Contracts and Termination of Employment pursuant to a Change in Control

We entered into an employment contract with Dean G. Stamos, effective October 9, 2002. The contract has an initial one-year term, and we may extend it for additional one-year terms with 60 days’ advance notice before expiration. The agreement provides for a salary of no less than $300,000 per year, two performance bonuses of up to $100,000 each for the first year (with $100,000 of the bonus guaranteed assuming continued employment), and the potential for additional discretionary bonuses. Mr. Stamos voluntarily elected to temporarily reduce his salary by 15% in December 2002, and by an additional 18% in March 2003. We will resume paying Mr. Stamos his full salary once the Company becomes profitable. We will not be obligated to repay to Mr. Stamos any of the salary not paid as a result of the temporary reduction. The two one-time performance bonuses of $100,000 each were to be paid by us if, respectively, (i) we achieved net proceeds from financing of $10 million or more before January 31, 2003 and/or (ii) we achieved earnings before interest and taxes in any two consecutive months before May 1, 2003 (other than where there have been certain unapproved changes to our operating cost structure). We did not achieve either (i) or (ii), and as a result, we will pay only the $100,000 guaranteed portion of the performance bonus to Mr. Stamos by October 9, 2003, assuming continued employment. If we terminate Mr. Stamos’ employment without cause or if a constructive termination occurs, we will be required to pay him amounts ranging from six months’ to one year’s base salary, depending upon the date of termination, and vesting of his options will partially accelerate. The agreement also contains customary definitions of “cause” and “constructive termination” and contains customary confidentiality and non-competition provisions.

Also in connection with Mr. Stamos’ employment, the board granted him options to acquire 47,555,279 shares of our common stock under the 2002 Option Plan at an exercise price of $0.08 per share. The options are incentive stock options to the extent the tax laws allow and nonqualified stock options for the remainder. The options become exercisable over four years, assuming continued service, with the exercisability partially accelerated if Mr. Stamos’ employment is terminated without cause, if he resigns as a result of constructive termination, or upon a change in control of the Company. Mr. Stamos has anti-dilution rights on 50% of his options with respect to the first post-employment round of financing (defined as our receiving net proceeds of $1 million or more from a single funding source or $3 million or more from more than one source). These anti-dilution rights entitle him to receive additional options to purchase shares at an exercise price of $0.08 per share, subject to the same exercise schedule as the initial options, to preserve his relative ownership percentage on a fully-diluted shares outstanding basis in place on the date of grant of his initial options. As a result of these anti-dilution rights and in connection with the bridge funding from SOFTBANK and DFJ ePlanet in December 2002 and the Series G preferred stock issuances in May and June 2003, Mr. Stamos is entitled to receive options to purchase an additional 3,069,699 shares of common stock.

Robert J. Warshaw was our interim Chief Executive Officer for the period May 8, 2002 through October 9, 2002. Mr. Warshaw is also the Chief Executive Officer of OptiMark, Inc. (OptiMark), a stockholder of Innovations and a wholly-owned subsidiary of OptiMark Holdings, Inc. (Holdings), and is paid a base salary and a guaranteed bonus by OptiMark. We reimbursed OptiMark for the portion of Mr. Warshaw’s base salary and guaranteed bonus that was attributable to his performance as our acting Chief Executive Officer. From May 8, 2002 through October 9, 2002, we reimbursed OptiMark $137,261 related to Mr. Warshaw’s compensation. We entered into an employment agreement with Mr. Warshaw effective September 15, 2002, whereby we also granted him 4,755,528 stock options at an exercise price of $0.08. The options became fully vested upon the employment of Dean Stamos, our current Chief Executive Officer, on October 9, 2002.

On April 15, 2002, we entered into a separation agreement with our former Chief Executive Officer, Fredric W. Rittereiser, which became effective on May 7, 2002. As consideration for Mr. Rittereiser’s resignation, release of claims and on-going non-solicitation, non-competition and non-disclosure obligations, Mr. Rittereiser received: (i) a $150,000 cash payment, (ii) reimbursement of expenses incurred by Mr. Rittereiser from January 18, 2002 through May 7, 2002 totaling $6,000 and (iii) 4 million shares of our common stock. According to the terms of the separation agreement, Mr. Rittereiser also received healthcare insurance paid by us until May 7, 2003. Mr. Rittereiser waived his rights with respect to his previous Employment Agreement and any extension of the exercise period for his vested non-qualified options to purchase Vie common stock.

We entered into an employment contract with Trevor B. Price, effective May 8, 2002. The agreement provides for a salary of no less than $160,000 per year, the potential for discretionary cash bonuses, and a grant of options to purchase 23,777,639 shares of our common stock under the 2002 Option Plan at an exercise price of $0.08. The options become exercisable over four years, with one third of the options vesting in the first year, and the remaining two thirds of the options vesting incrementally over the following three years, assuming continued service. If Mr. Price’s employment is terminated without cause or if he resigns as a result of constructive termination, we will be required to pay him six months’ base salary, and vesting of up to 2,641,960 of his unvested options will accelerate. The agreement also contains customary confidentiality and non-competition provisions.

We entered into an employment contract with James S. Pak, effective May 8, 2002. The agreement provides for a salary of no less than $160,000 per year, the potential for discretionary cash bonuses, and a grant of options to purchase 14,266,584 shares of our common stock under the 2002 Option Plan at an exercise price of $0.08. The options become exercisable over four years, with one third of the options vesting in the first year, and the remaining two thirds of the options vesting incrementally over the following three years, assuming continued service. If Mr. Pak’s employment is terminated without cause or if he resigns as a result of constructive termination, we will be required to pay him six months’ base salary, and vesting of up to 1,585,176 of his unvested options will accelerate. The agreement also contains customary confidentiality and non-competition provisions.

We entered into a separation agreement with Fred S. Weingard, effective July 18, 2003. As consideration for Mr. Weingard’s release of claims and certain non-solicitation, non-competition and non-disclosure obligations, Mr. Weingard is entitled to severance payments totaling $110,000, healthcare insurance paid for by us for the three months ending October 31, 2003, and accelerated vesting with respect to 2,377,764 of the options held by Mr. Weingard. We will pay $55,000 of Mr. Weingard’s severance on July 31, 2003, and an additional $55,000 in six equal semi-monthly installments beginning on August 15, 2003. Also in accordance with the agreement, the expiration date of his vested options, totaling 7,133,292, was extended from July 15, 2004 to July 15, 2005. The separation agreement releases us from claims related to a March 4, 2003 employment agreement with Mr. Weingard, effective May 18, 2002, which entitled him to (i) an annual salary of no less than $220,000 per year; (ii) the potential for discretionary cash bonuses; (iii) a grant of options to purchase 14,266,584 shares of our common stock under the 2002 Option Plan at an exercise price of $0.08; and (iv) upon termination without cause or his resignation upon constructive termination, accelerated vesting with respect to 1,585,176 of his options, $110,000 in severance pay, and the ability to exercise his vested options for a period of one year after the date of termination.

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

As noted previously, the Compensation Committee of the Board of Directors is composed of Howard J. Schwartz, Ronald D. Fisher and Robert J. Warshaw.

Mr. Fisher serves as a director of OptiMark Innovations Inc. and SOFTBANK Corp., Japan. Please see “Certain Relationships and Related Transactions” for a discussion of the Company’s transactions with Innovations and the SOFTBANK entities.

Mr. Warshaw was our interim Chief Executive Officer for the period May 8, 2002 through October 9, 2002. Mr. Warshaw serves as a director and the President of Innovations, and is also the Chief Executive Officer of OptiMark, Inc. (OptiMark), a stockholder of Innovations and a wholly-owned subsidiary of OptiMark Holdings, Inc. (Holdings). Please see “Certain Relationships and Related Transactions” for a discussion of the Company’s transactions with Innovations and OptiMark. In his capacity as our interim Chief Executive Officer, Mr. Warshaw participated in the Compensation Committee’s meetings and participated in the decisions of the Committee concerning the compensation of executive officers other than himself; he did not take part in any discussions or decisions regarding his own compensation.

Other than as described above, no named executive officer is a director of a corporation that has a director or executive officer who is also a director of Vie.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for developing and implementing compensation policies, plans and programs for our executive officers to enhance our profitability, and thus stockholder value, by providing for competitive levels of compensation, rewarding performance that enhances profitability and encouraging long-term service. The Compensation Committee is comprised of persons who are not current employees of Vie.

The principal components of ongoing compensation of executive officers are salary and stock option awards providing incentives and rewards for long-term service and performance. The Compensation Committee’s functions include reviewing salary levels for executive officers on an annual basis, granting stock options and otherwise administering Vie’s stock option plans. The Compensation Committee acts on behalf of Vie in supervising the negotiations of the terms of employment agreements (including modifications to existing employment agreements) with executive officers and advises and makes recommendations to the Board of Directors regarding the approval of such employment agreements and adoption of compensation and benefit plans (including amendments to existing plans) in which executive officers and directors may participate.

The Compensation Committee intends that compensation paid to the Chief Executive Officer, President and the other executive officers of the Company not be subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as this can be achieved in a manner consistent with the Compensation Committee’s other objectives. Code Section 162(m) generally eliminates a corporation’s tax deduction in a given year with respect to payments to certain named executive officers in excess of $1 million, unless such payments result from “qualified performance-based compensation.” The Company understands that compensation paid in the year ended March 31, 2003 will not be subject to the limitation on deductibility under Code Section 162(m).

In establishing the compensation to be paid to the Chief Executive Officer, the Committee seeks to maintain a level of total current compensation that is competitive with that of chief executives of certain other companies in the financial services industry at comparable stages of development. Accordingly, the Committee is mindful of establishing the appropriate mix of salary and option grants to align the Chief Executive Officer’s interests with the long-term interests of Vie’s stockholders. The Chief Executive Officer’s salary and bonus is paid in accordance with the terms of his employment contract, except that his salary is temporarily reduced by 33% as more fully described in the section of this proxy statement titled “Employment Contracts and Termination of Employment pursuant to a Change in Control.” No other executive officer was paid a bonus during the year ended March 31, 2003.

The Committee seeks to review annually the compensation program for executive officers to provide amounts generally consistent with the range paid by companies in similar industries, but without pegging such amounts to a specific percentile.

Howard J. Schwartz, Chairman
Ronald D. Fisher
Robert J. Warshaw

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of June 30, 2003, regarding the beneficial ownership of the equity securities of Vie and its subsidiaries by (1) all current directors, (2) persons serving as Vie’s chief executive officer during the fiscal year ending March 31, 2003, (3) Vie’s four most highly paid executive officers other than the CEO who were serving as executive officers at the end of the fiscal year ending March 31, 2003, (4) all current directors and executive officers of Vie as a group, and (5) each person known by Vie to be the beneficial owner of more than 5% of the outstanding shares of its common stock. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the SEC. In all cases below, unless otherwise stated, each individual exercises sole investment and dispositive power over the shares beneficially owned by that person. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person or entity has sole or shared voting or investment power, whether or not the person or entity has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of June 30, 2003.

Vie Financial Group, Inc., common stock, par value $0.01 per share.

As of June 30, 2003, there were 692,974,817 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class
OptiMark Innovations Inc. 1114 Avenue of the Americas 22nd Floor New York, NY 10036	661,578,324	(1)	88.7%
Carmine F. Adimando	542,219	(2)	*
Ronald D. Fisher	951,106	(2)	*
Jonathan F. Foster	984,439	(2)	*
William A. Lupien	475,553	(2)	*
Roy S. Neff	951,106	(2)	*
James S. Pak	4,755,628	(3)	*
Trevor B. Price	7,926,880	(4)	1.1%
Fredric W. Rittereiser	4,513,500	(5)	*
Howard J. Schwartz	475,553	(2)	*
Dean G. Stamos	8,461,330	(2)	1.2%
William W. Uchimoto	1,052,216	(6)	*
Robert J. Warshaw	4,755,528	(2)	*
Fred S. Weingard	4,755,528	(7)	*
All executive officers and directors of the Company as a group (13 persons)	37,133,300		5.1%

*	Represents less than 1%.
(1)	OptiMark Innovations Inc., 1114 Avenue of the Americas, 22nd Floor, New York, NY 10036, was the only stockholder known by Vie to beneficially own more than five percent (5%) of its common stock. As of June 30, 2002, Innovations beneficially owned 661,578,324 shares, or 88.7% of Vie common stock, including 52,870,757 shares issuable upon conversion of the senior secured convertible note executed by Vie in favor of Innovations on May 7, 2002.
(2)	Represents options to acquire shares of common stock.
(3)	Includes options to acquire 4,755,528 shares.

(4)	Includes options to acquire 7,925,880shares.
(5)	The amount shown includes 403,500 shares of common stock held of record by The Dover Group, Inc., a corporation of which Mr. Rittereiser is the sole stockholder, director and officer. The amount shown also includes 100,000 shares held by Mr. Rittereiser’s wife as a gift from her father, Frederick Weimmer, Sr., of which Mr. Rittereiser disclaims beneficial ownership. Mr. Rittereiser is also the beneficial owner of 300,000 shares, or approximately 3.0% of the outstanding common stock of eMC.
(6)	Includes options to acquire 1,052,216 shares. Mr. Uchimoto is also the beneficial owner of (i) 500,000 shares of UTTC common stock (approximately 2.7% of class) issuable upon exercise of options that are currently exercisable at $2.00 per share; and (ii) 175,000 shares, or approximately 1.7% of the outstanding common stock of eMC.
(7)	Includes options to acquire 4,755,528 shares. Mr Weingard is also the beneficial owner of (i) 650,000 shares of UTTC common stock (approximately 3.4% of class) issuable upon exercise of options that are currently exercisable at $2.00 per share; and (ii) 175,000 shares, or approximately 1.7% of the outstanding common stock of eMC.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about Vie’s equity compensation plans as of March 31, 2003.

Name	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Included in Column (a))
Equity Compensation Plans Approved by Stockholders (1)	178,355,746	$0.08	14,865,368
Equity Compensation Plans Not Approved by Stockholders (2)	1,792,416	$3.09	6,339,299

TOTAL	180,148,162	$0.11	21,204,667

(1)	Vie Financial Group 2002 Option Plan and Vie Financial Group 2000 Incentive Plan.
(2)	In July 1998 and November 1998, our board of directors adopted the 1998 Stock Incentive Plan (see Exhibit A) and the 1999 Stock Incentive Plan (see Exhibit B), respectively. The material provisions of each of the 1998 and 1999 Stock Incentive Plans are described below. Additionally, a total of 41,250 options were granted during 1999 at a weighted-average exercise price of $8.60 to two individuals under separate agreements, and were not issued pursuant to any of Vie’s option plans. None of these plans or grants have been approved by Vie’s stockholders. Each of the plans and separate grants include provisions for forfeiture in the event the employee dies or ceases to be in the employment of Vie or one of its subsidiaries during the first year of employment.

1998 Stock Incentive Plan

A total of 6,450,000 shares for which options may be granted were reserved pursuant to the 1998 Plan. The 1998 Plan was intended to recognize the contributions made to the Company by all employees (including employees who are members of the Board of Directors) of the Company and certain consultants or advisors to the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain, and motivate individuals. In addition, the 1998 Plan was intended as an additional incentive to certain directors of the Company who are not employees of the Company or an affiliate to serve on the Board of Directors and to devote themselves to the future success of the Company. The 1998 Plan was initially comprised of a number of stock option agreements entered into during the period between January 1996 and July 1998 with certain key executives, outside directors and consultants, which agreements became a part of the Plan upon adoption. All grants under the 1998 Plan are in the form of non-qualified stock options. No grant may be made under the plan after July 12, 2003. The Plan is administered by the Compensation Committee. The Company does not have any current plans to make any future grants under the 1998 Plan.

1999 Stock Incentive Plan

A total of 2,550,000 shares for which options may be granted were reserved pursuant to the 1999 Plan. The 1999 Plan was intended to recognize the contributions made to the Company by all employees (including employees who are members of the Board of Directors) of the Company and certain consultants or advisors to the Company, to provide such persons with additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain, and motivate individuals. In addition, the 1999 Plan was intended as an additional incentive to certain directors of the Company who are not employees of the Company or an affiliate to serve on the Board of Directors and to devote themselves to the future success of the Company. The 1999 Plan was initially comprised of a number of stock option agreements entered into in 1998 with certain key executives, outside directors and consultants, which agreements became a part of the Plan upon adoption. All grants under the 1999 Plan are in the form of non-qualified stock options. No grant may be made under the plan after November 10, 2005. The Plan is administered by the Compensation Committee. The Company does not have any current plans to make any future grants under the 1999 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to Vie during and with respect to the fiscal year ending March 31, 2003, Vie believes that all of its executive officers, directors and persons who may have been deemed to be greater than 10% stockholders during the year have made all filings required to be made under Section 16(a) of the Securities Exchange Act of 1934, as amended, except that Mr. Rittereiser did not file a report pursuant to Form 4 reporting his receipt on May 11, 2002 of 10,000 shares of Vie common stock pursuant to his acceptance of a conversion offer to the minority stockholders of UTTC, relating to the conversion of UTTC shares into Vie common stock, as well as his relinquishment of all vested Vie options he held as of May 3, 2002. In addition, Messrs. Uchimoto and Weingard relinquished all vested Vie options they held as of May 3, 2002 and have taken the position that reporting of this relinquishment was not required at that time. Nonetheless, Messrs. Uchimoto and Weingard have reported these relinquishments voluntarily on their Form 4 filings for July 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Innovations

On May 7, 2002, we closed the transactions contemplated by the securities purchase agreement with OptiMark Innovations dated as of February 4, 2002, and as amended. Pursuant to the purchase agreement, we issued 608,707,567 shares of common stock to Innovations in consideration for $7,272,727 in cash, and certain intellectual property and other non-cash assets. In addition, Innovations loaned us $2,727,273 in cash, evidenced by a senior secured convertible note in favor of Innovations. The note accrues interest at a rate of 7.5% per annum, matures in May 2007, and is convertible at any time into 52,870,757 shares of our common stock, subject to customary anti-dilution adjustments. The note is secured by a pledge and security agreement pursuant to which Innovations received a blanket lien on our assets, subject to the terms and conditions of the intercreditor, subordination and standstill agreement by and among RGC International Investors, LDC, Innovations and us.

As of June 30, 2003, Innovations owned approximately 88% of our outstanding shares of common stock. Assuming conversion of the note issued to Innovations, Innovations would own approximately 89% of our common stock.

Robert J. Warshaw was our interim Chief Executive Officer for the period May 8, 2002 through October 9, 2002. Mr. Warshaw is also the Chief Executive Officer of OptiMark, Inc. (OptiMark), a stockholder of Innovations and a wholly-owned subsidiary of OptiMark Holdings, Inc. (Holdings), and is paid a base salary and a guaranteed bonus by OptiMark. We reimbursed OptiMark for the portion of Mr. Warshaw’s base salary and guaranteed bonus that was attributable to his performance as our acting Chief Executive Officer. From May 8, 2002 through October 9, 2002, we reimbursed OptiMark $137,261 related to Mr. Warshaw’s compensation. We entered into an employment agreement with Mr. Warshaw effective September 15, 2002, whereby we also granted him 4,755,528 stock options at an exercise price of $0.08. The options became fully vested upon the employment of Dean Stamos, our current Chief Executive Officer, on October 9, 2002.

Also during the year ended March 31, 2003, we purchased computer equipment and consulting services related to development of the VWAP trading system software from OptiMark for a total price of $241,126. We also entered into a services agreement with OptiMark on January 1, 2003, whereby we provide office space and certain technology and communications support personnel to OptiMark, and OptiMark provides to us certain administrative support personnel. We owed a balance of $68,268 to OptiMark for the computer equipment, consulting services and the net amount payable to OptiMark under the services agreement as of March 31, 2003.

Ronald D. Fisher, the Chairman of our Board of Directors, is also a director of Innovations.

Investors’ Rights Agreement

On May 7, 2002, we also entered into an Investors’ Rights Agreement (the Rights Agreement) with Innovations. Pursuant to the Rights Agreement, Innovations acquired certain rights, including but not limited to: (i) preemptive rights to subscribe to future sales of our common stock, (ii) registration rights and (iii) the right to designate a number of directors to our board of directors proportionate to Innovations’ ownership of our common stock. In addition, so long as Innovations holds at least 20% of our common stock, we have agreed that we will not take certain actions without Innovations’ prior approval, including, among other things, (i) the issuance of additional common stock (with certain exceptions), (ii) the repurchase or redemption of our securities, (iii) a merger, consolidation or sale of substantially all of our assets or (iv) engaging in any business other than the business we currently engage in. So long as Innovations has the right to appoint at least one director, certain actions by our board of directors cannot be taken without the approval of at least one of the directors appointed by Innovations. Such actions include, among other things, making capital expenditures in excess of certain limits, acquisitions or sales of assets with a value in excess of $50,000 within any fiscal year, incurring debt in excess of $100,000 (with certain exceptions) and repurchasing or redeeming our securities.

Non-Competition Agreement

We executed a non-competition agreement with Innovations and Holdings upon the closing of the transaction. The parties currently do not compete. This agreement precludes Innovations, OptiMark, Holdings or any entity that they control from competing with us on a worldwide basis in designing, implementing or operating volume-weighted average pricing trading systems or related services in U.S. and Canadian securities for themselves or any third party. The agreement expires in May 2007.

Indemnification Agreement

OptiMark US Equities, Inc. (f/k/a OptiMark Technologies, Inc.), a wholly-owned subsidiary of Holdings (Equities), is a defendant in a litigation captioned Finova Capital Corporation v. OptiMark Technologies, Inc., OptiMark, Inc. and OptiMark Holdings, Inc., Docket No.: HUD-L-3884-01, Superior Court of New Jersey—Hudson County. Finova alleges, among other things, that Equities has effected fraudulent conveyances of certain assets of Holdings (the “Fraudulent Conveyance Claim”). Finova added us as a defendant in the case in May 2002. On May 7, 2002, we entered into an Indemnification Agreement with Equities whereby Equities has indemnified us from and against the entirety of any actions resulting from, arising out of, relating to, in the nature of, or caused by the Fraudulent Conveyance Claim.

OptiMark’s Control Over Vie’s Business Decisions And Board Of Directors

As long as Innovations owns a majority of our outstanding common stock, Innovations will be able to elect a majority of our board of directors and control the outcome of any other matter submitted to a vote of our stockholders. Such matters could include:

•	the composition of our board of directors and, through it, decisions with respect to our business direction and policies, including the appointment and removal of officers;

•	any determinations with respect to mergers or other business combinations;

•	acquisition or disposition of assets;

•	our capital structure;

•	payment of dividends on our common stock; and

•	other aspects of our business direction and policies.

In addition, while Innovations owns at least 20% of our common stock, Innovations will retain control over certain corporate decisions affecting Vie. See the description of the Rights Agreement set forth above.

Possible Future Transactions Between Vie And Innovations

Under Section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested stockholder” for three years following the date that person or entity becomes an interested stockholder unless such transaction is approved by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Prior to the Closing Date, Vie’s board of directors took action, however, to make the provisions of Section 203 inapplicable to a future transaction between Vie and Innovations or Innovations’ affiliates.

Any merger, consolidation or similar transaction involving us and Innovations will not be subject to Section 203 and super-majority approval of any such transaction will not be required because our board of directors has approved the transactions resulting in Innovations becoming an interested stockholder of Vie.

Vie and Innovations have not discussed the possibility of Innovations acquiring the minority interest in Vie in the future. There is no standstill agreement between Vie and Innovations or any third party agreeing not to proceed with any future business combinations. Innovations could, therefore, enter into a second step transaction to acquire Vie’s remaining outstanding shares. Although Vie and Innovations did not enter into a standstill agreement, the Rights Agreement requires the consent of a majority of Vie’s board of directors, which consent must include at least one director not appointed to Vie’s board by Innovations or its affiliates, to authorize Vie to enter into any future business combination, including acquiring the publicly held minority interest in Vie.

The descriptions of the Purchase Agreement, Rights Agreement, Note, Exchange Note, Warrant, Intercreditor Agreement, Non-Competition Agreement and Indemnification Agreement discussed above are qualified in their entirety by reference to such documents.

Acquisition Of Assets

As of May 7, 2002, we acquired intellectual property and other non-cash assets from Innovations valued by Vie and Innovations for the purposes of the Purchase Agreement at $20 million. While we did not obtain an appraisal or other third party valuation of the fair market value of these assets, that value was based on the acquisition by Draper Fisher Jurvetson ePlanet Ventures, L.P. and affiliated entities (“ePlanet”) on April 30, 2002 and May 3, 2002 of common stock, par value $.01 per share, and series B preferred stock, par value $.01 per share, of Innovations for an aggregate purchase price of approximately $10 million.

The intellectual property and non-cash assets transferred to Vie by Innovations as partial consideration for the purchase of Vie’s common stock consisted of:

•	U.S. provisional patent application (No. 60/323,940 entitled “Volume Weighted Average Price System and Method” filed on September 1, 2001) that relates to Volume Weighted Average Price, or “VWAP”, trading. The provisional patent application relates to processing orders for trading equity securities at the VWAP and guaranteeing the price and quantity of trades to users who submit orders.

•	Trade secrets and know how relating to VWAP trading.

•	An assignment to Vie of a license for technology for use in a system for VWAP trading.

•	An assignment to Vie of all rights, duties, and obligations under a bilateral nondisclosure agreement between the licensor of the technology described above and Innovations.

•	Software developed to implement critical components of the VWAP trading system, including certain tools for testing, de-bugging and building source code.

The provisional patent application will not provide any exclusive rights to Vie unless and until such application issues into a patent. There can be no assurance that the provisional patent application will issue into a patent.

Investment by SOFTBANK and DFJ ePlanet

On December 30, 2002, we entered into a loan agreement that provided $2.4 million in principal amount to us and required us to issue convertible notes and warrants to purchase shares of our common stock. The loan agreement was executed by and between Vie and SOFTBANK Capital Partners LP, SOFTBANK Capital Advisors Fund LP and SOFTBANK Capital LP, and Draper Fisher Jurvetson ePlanet

Ventures L.P., Draper Fisher Jurvetson ePlanet Partners Fund, LLC, and Draper Fisher Jurvetson ePlanet Ventures GmbH & Co. KG. The lenders are investors in Innovations, which controls a majority of our outstanding common stock. Ronald D. Fisher, the Chairman of our Board of Directors, is also a director of SOFTBANK Corporation and is the Managing Member of the general partner in each of the SOFTBANK entities listed above that invested in our convertible notes. Directors designated by the lenders, these entities or their affiliates recused themselves from consideration of the loan agreement and the transaction. The loan agreement and the terms of the transaction were approved by a majority of disinterested directors.

In accordance with the loan agreement, we issued notes with an aggregate principal loan amount of $1.4 million to the SOFTBANK entities, and issued notes with an aggregate principal loan amount of $1 million to the DFJ ePlanet entities. Each Lender’s note is due and payable on May 4, 2006 and accrues simple interest at 8% per annum. We may prepay the loan at any time without penalty on 30 days prior written notice to the lenders. The notes are subordinate and junior in all respects to the promissory note, dated as of May 3, 2002, to RGC to the extent required by the terms of the RGC note. The lenders may convert all or any portion of the outstanding loan amount into shares of our common stock at an initial conversion price of $0.0448 per share, subject to certain adjustments, or on the same terms as any subsequent financing during the term of the notes.

Other Relationships

Fredric W. Rittereiser. On April 15, 2002, we entered into a separation agreement with our former Chief Executive Officer, Fredric W. Rittereiser, which became effective on May 7, 2002. As consideration for Mr. Rittereiser’s resignation, release of claims and on-going non-solicitation, non-competition and non-disclosure obligations, Mr. Rittereiser received: (i) a $150,000 cash payment, (ii) reimbursement of expenses incurred by Mr. Rittereiser from January 18, 2002 through May 7, 2002 totaling $6,000 and (iii) 4 million shares of our common stock. According to the terms of the separation agreement, Mr. Rittereiser also received healthcare insurance paid by us through May 7, 2003.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed Vie’s audited financial statements for the last fiscal year and discussed them with management.

Vie’s independent auditors, Goldstein Golub Kessler LLP (“GGK”), have discussed with the Audit Committee the matters required to be discussed under SAS No. 61.

As required by Independence Standards Board Standard No. 1, GGK has disclosed to the Audit Committee, in writing, all relationships between GGK and its related entities and Vie and its related entities that, in GGK’s professional judgment, may reasonably be thought to bear on independence and GGK has confirmed that, in its professional judgment, GGK is independent of Vie within the meaning of the Securities Act of 1933, as amended. GGK has also discussed its independence with the Audit Committee.

The Audit Committee, based on the foregoing, has recommended to the Board of Directors that the audited financial statements be included in Vie’s Annual Report on Form 10-K for the last fiscal year.

Carmine F. Adimando, Chairman
Jonathan F. Foster

PERFORMANCE GRAPH

The following graph compares the percentage change in cumulative total stockholder return on our Common Stock since May 2, 1998, the date our shares began trading on The Nasdaq Stock Market, with the cumulative total return on the Russell 2000 Index and an index composed of a representative group of companies from the SIC Code for Security Brokers and Dealers over the same period. The comparison assumes $100 was invested on May 2, 1998 in the common stock and in each of the indices and assumes reinvestment of dividends, if any, from that date to March 31, 2003. We have not paid cash dividends on the common stock. Historic stock prices are not indicative of future stock price performance. Information included in the graph was obtained from Media General Financial Services, PO Box 85333, Richmond, VA 23293, Phone: 1-(800) 446-7922, Fax: 1-(800) 649-6826.

PROPOSAL TWO

AMENDMENT OF VIE’S CERTIFICATE OF

INCORPORATION TO EFFECT A “REVERSE STOCK SPLIT”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TWO.

On July 16, 2003 the Board of Directors approved an amendment to the Company’s Certificate of Incorporation to effect a one-for-two “reverse stock split”, whereby two pre-split shares will be exchanged for one post-split share. The 692,974,817 currently outstanding shares of common stock would be combined into 346,487,409 shares of common stock. In addition, all outstanding shares of preferred stock, options, warrants and notes convertible for, or entitling their holders to purchase, shares of our common stock, would be adjusted as a result of the proposed reverse stock split, as required by the terms of these securities. The Board of Directors may, in its discretion, elect to abandon the reverse stock split after its authorization by stockholders at any time prior to the filing of a Certificate of Amendment to the Certificate of Incorporation. The complete text of the proposed amendment is set forth in Exhibit A to this proxy statement.

Reasons For The Proposed Reverse Stock Split

Increase Authorized but Unissued Shares of Common Stock for Future Issuances

The Board of Directors believes that it is in the best interests of the Company and its stockholders for the Company to create a reserve of additional authorized but unissued shares of common stock for corporate needs. The reverse stock split, if implemented, would not change the number of authorized shares of common stock as designated by our certificate of incorporation (1 billion shares) or the par value of our common stock. Therefore, because the number of issued and outstanding shares of our common stock would decrease from approximately 693 million to approximately 347 million, the number of shares remaining available for issuance under our authorized pool of common stock would materially increase. If the reverse stock split is implemented, approximately 183 million of the 653 million authorized but unissued shares of common stock will be reserved for issuance pursuant to currently outstanding convertible securities. The balance of the additional authorized shares of common stock will enhance our flexibility in connection with possible future actions, such as financings, acquisitions of property and securities of other companies, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

Effect of Reverse Stock Split is Unpredictable

In considering the rationale presented above, you should note that the effect of any reverse stock split upon the market price of our common stock cannot be predicted, and the history of reverse stock splits for companies in similar circumstances is varied. Many of the benefits discussed above depend on our being able to achieve a sustained increase in our share price. However, we cannot assure you that the trading price of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. In fact, the stock prices of some companies that have recently effected reverse stock splits have subsequently declined back to pre-reverse split levels. Moreover, over the long term, the trading price of our common stock is likely to be a function of fundamental business factors, such as our overall financial condition, revenues, earnings, cash flows and prospects, and overall economic conditions, as opposed to capital restructuring measures.

The possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of stockholders who own odd-lots (less than 100 shares). Stockholders who hold odd-lots generally experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.

Consequences Of The Reverse Split

If we implement the “reverse stock split,” the number of shares of common stock held by each stockholder would be materially reduced by multiplying the number of shares held immediately before the reverse stock split by one half, and then rounding down to the nearest whole share. As described in further detail below, we would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split. The reverse stock split would affect our common stock uniformly and would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash. If the reverse stock split is approved by our stockholders and implemented, however, we will have a significant number of additional authorized but unissued shares of common stock. If we issue additional shares subsequent to the reverse stock split, the dilution to the ownership interest of our existing stockholders may be greater than would otherwise occur had the reverse split not been effectuated because the Board of Directors would have more authorized shares available for issuance.

Although the increased proportion of authorized but unissued shares to issues shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split is not being proposed in response to any effort of which the Company is aware to accumulate shares of common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Directors and stockholders. Other than the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

The reverse stock split will not affect the par value of our common stock. As a result, if the reverse stock split is implemented, the stated capital on our balance sheet attributable to common stock will be reduced to one half of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased after the reverse stock split is implemented because there will be fewer shares of common stock outstanding. However, prior earnings will be restated on the same basis in future presentations.

In addition, all outstanding shares of preferred stock, options, warrants and notes convertible for, or entitling their holders to purchase, shares of our common stock, would be adjusted as a result of the proposed reverse stock split, as required by the terms of these securities. None of the rights or preferences currently accruing to holders of our common stock or any of the other securities discussed above would be affected by the reverse stock split.

Implementation Of The Reverse Stock Split

If our stockholders approve the reverse stock split, we will set the record date, which shall be no later than December 17, 2003.

Assuming the reverse stock split described in this Proposal Two is approved by our stockholders, each certificate representing shares of our common stock before the reverse stock split would, as of the effective date of the reverse stock split, be deemed, for all corporate purposes, to evidence ownership of one half of the number of shares of common stock represented by that certificate, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by us after the effective date until they surrender their old stock certificates for exchange. All shares of convertible preferred stock, options, warrants and convertible notes would also be automatically and proportionately adjusted on the effective date.

Our transfer agent, StockTrans, Inc., would act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities convertible into common stock would be notified of the effectiveness of the reverse split. Stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal, to the transfer agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent one half of the number of shares stated on the certificate, rounded down to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES TO US UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL REFERRED TO ABOVE.

Registered holders of our shares who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ultimate conversion factor determined by the Board of Directors would instead receive cash upon surrender to the transfer agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our common stock to which the stockholder would otherwise be entitled, multiplied by two times the closing sale price of our common stock on the last trading day preceding the effective date of the reverse stock split.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or by-laws to any stockholder who dissents from this proposal. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Certain Federal Income Tax Consequences

The following is a summary of material U.S. Federal income tax consequences of the reverse stock split and does not purport to be comprehensive. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a “capital asset,” as defined in the Code. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder’s own tax advisor with respect to the consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed above, no gain or loss should be recognized by a stockholder upon the stockholder’s exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder’s aggregate tax basis in the shares exchanged. Stockholders who receive cash upon redemption of their fractional share interests in the shares as a result of the reverse stock split would generally recognize gain or loss based on the difference between the cash payments they receive and their adjusted tax basis in the fractional share interests redeemed. A stockholder’s holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Our conclusions regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local income tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

INDEPENDENT AUDITORS

Our independent auditors for the fiscal year ended March 31, 2003 were GGK. Vie’s Board of Directors has also selected GGK to be our independent auditors for the year ended March 31, 2004. The selection of the independent auditors is not being submitted to stockholders because there is no legal requirement to do so. A representative of GGK is expected to be present at the annual meeting and to have the opportunity to make a statement, if he desires to do so, and to be available to respond to appropriate questions.

GGK has a continuing relationship with American Express Tax and Business Services, Inc., a subsidiary of American Express Company (“AMEX”) from which GGK leases auditing staff and through which its partners provide non-audit services. The leased staff are full time, permanent employees of AMEX. As a result of this arrangement, GGK has no full time employees of its own, and therefore, none of the audit services performed were provided by permanent, full time employees of GGK. However, GGK determines the scope and function of its annual audit and interim financial statement reviews, manages and supervises the audit and audit staff supplied by AMEX, and is exclusively responsible for and is the issuer of the opinion delivered to Vie in connection with its audit.

During the fiscal year ended March 31, 2003, Vie paid fees of approximately $20,000 directly to AMEX for non-audit tax preparation services it provided to us. None of these fees paid by Vie to AMEX were shared by AMEX with GGK or otherwise remitted to GGK by Vie or AMEX.

No financial or other employee of Vie is a former employee or otherwise affiliated with GGK or AMEX.

Audit Fees

The aggregate fees in connection with our consolidated financial statements for the fiscal year ended March 31, 2003 and the reviews of the financial statements included in our Form 10-Qs for the fiscal year ended March 31, 2003 totaled $90,000.

Audit-Related Fees

We paid audit-related fees of $21,000 to GGK during the year ended March 31, 2003 for regulatory audits of subsidiaries.

All Other Fees

The aggregate fees paid for services rendered by GGK, other than for audit services, totaled $2,885 for the fiscal year ended March 31, 2003. These other services involved the review of filings, including registration statements, with the SEC and documents related to financing transactions.

The Audit Committee has considered whether the provision of the non-audit services described in the preceding paragraphs is compatible with maintaining GGK’s independence and concluded that it is.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

FINANCIAL INFORMATION

Vie’s financial statements for the year ended March 31, 2003 are included in our Annual Report on Form 10-K, as amended, which is being mailed to stockholders with this Proxy Statement. We will provide to each stockholder a copy of our Annual Report on Form 10-K that was filed with the SEC for the fiscal year ended March 31, 2003. We will provide the Annual Report at no charge by first class mail or other equally prompt means within one business day of receipt of your request. Requests for such documents should be directed to the Secretary of Vie Financial Group at 1835 Market Street, Suite 420, Philadelphia, PA 19103, telephone (215) 789-3300. We are incorporating by reference into this Proxy Statement the financial information in our Annual Report on Form 10-K, as amended, including the financial statements, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, and quantitative and qualitative disclosures about market risk.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials and information from the Commission can be obtained at existing published rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the Commission, please reference the Company’s Commission file number which is “001-11747.”

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at Vie’s annual meetings consistent with regulations adopted by the SEC. For stockholder proposals to be considered by the Board of Directors for inclusion in the Proxy Statement and form of proxy relating to the 2003 Annual Meeting of Stockholders, they must be submitted to us not later than April 18, 2004. If any stockholder wishes to present a proposal for consideration at the 2004 Annual Meeting of Stockholders that is not included in the Proxy Statement relating to such meeting and fails to submit such proposal to the Secretary on or before July 1, 2004, then the Board of Directors will be allowed to use its discretionary voting authority when the proposal is raised at the Annual Meeting, without any discussion of the matter in its proxy statement. All proposals should be addressed to Vie at 1835 Market Street, Suite 420, Philadelphia, PA 19103, Attention: Secretary. Nothing in this paragraph shall be deemed to require us to include in our proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC and the Company’s By-laws at that time in effect.

OTHER MATTERS

We do not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

By Order of the Board of Directors,

/s/ Dean G. Stamos

Dean G. Stamos
August 20, 2003	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF

AMENDED CERTIFICATE OF INCORPORATION

OF

VIE FINANCIAL GROUP, INC.

VIE FINANCIAL GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is Vie Financial Group, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is February 16, 1994.

THIRD: The Board of Directors of the Corporation, at a meeting held on July 16, 2003, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, duly adopted resolutions amending its Amended Certificate of Incorporation, declaring said amendment to be advisable and proposing that said amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution is as follows:

The fourth Article of the Amended Certificate of Incorporation of Vie Financial Group, Inc. shall be amended as follows:

Simultaneously with the effective date of the filing of this amendment to the Corporation’s Amended Certificate of Incorporation (the “Effective Date”), a combination of the Corporation’s Common Stock shall become effective, pursuant to which every two shares of Common Stock, par value $0.01, outstanding and held of record by each stockholder of the Corporation immediately prior to the Effective Date shall be reclassified and combined into one share of Common Stock, par value $0.01, automatically and without any action by the holder thereof and shall represent one share of Common Stock from and after the Effective Date. No fractional shares of Common Stock shall be issued as a result of such combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by two times the closing price of the Common Stock on the last trading day preceding the Effective Date.

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Vie Financial Group, Inc. has caused this Certificate of Amendment of Amended Certificate of Incorporation to be signed by its President and attested to by its Secretary this     th day of [            ], 2003.

VIE FINANCIAL GROUP, INC.

By:
Title:

EXHIBIT B

June 2003

VIE FINANCIAL GROUP, INC.

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board of Directors (the “Board”) to assist the Board in monitoring (1) the integrity of the consolidated financial statements of Vie Financial Group, Inc., Vie Securities LLC and Vie Institutional Services, Inc.—the latter two companies being the principal operating subsidiaries of Vie Financial Group, Inc. (the “Company”)—to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company, (2) the qualifications and independence of the Company’s auditors, (3) the performance of the Company’s internal audit function and independent accountants, and (4) the compliance by the Company with all applicable legal and regulatory requirements. As used in this Audit Committee Charter, unless otherwise indicated or the context otherwise requires, “Company” shall include Vie Institutional Services Inc. and Vie Securities LLC.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) as now or may hereafter be amended, modified or adopted, to be included in the Company’s annual proxy materials.

Committee Membership

The Audit Committee shall consist of no fewer than two members. The members of the Audit Committee shall meet the independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the Commission and of The Nasdaq Stock Market, Inc. as now or may hereafter be amended, modified or adopted. At least one member of the Audit Committee shall be an “Audit Committee Financial Expert” as defined by the Commission’s rules and regulations.

The Members of the Audit Committee shall be appointed by the Board and may be replaced by the Board.

No member of the Audit Committee shall serve on the audit committee of more than two other pubic companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. Meetings may be held either in person or telephonically as determined by the

Chairman of the Audit Committee on such notice as the Chairman may determine, but not less than 24 hours prior to a meeting. The Audit Committee shall meet periodically with management, the internal auditors, when established, and the independent accountants in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accountants to attend a meeting of the Committee or to meet with any members of, or consultants to, the Audit Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent accountants. The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accountants (including resolution of disagreements between management and the independent accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent accountants shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent accountants, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. Pre-approval of all auditing services and permitted non-audit services shall be in accordance with the policy of the Audit Committee appended to this Charter as Attachment A, as may be amended or modified by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

Members of the Audit Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal; they may be removed with or without cause, by a majority vote of the Board.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accountants for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall regularly report to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

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Financial Statement and Disclosure Matters

1.	Review and discuss with management and the independent accountants the annual audited financial statements, including disclosures made in “management’s discussion and analysis of financial condition and results of operations” section of the Company’s Exchange Act reports, and recommend to the full Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review and discuss with management and the independent accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent accountants’ review of the quarterly financial statements.

3.	Review and discuss with management, the independent accountants, the Chief Financial Officer of the Company and the registered Financial Principal of the Company’s broker-dealer subsidiaries the financial statements and reports required to be filed by the broker-dealer subsidiaries pursuant to Section 17 of the Exchange Act (the “Focus Reports”).

4.	Discuss with management and the independent accountants significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements and the Focus Reports of the broker-dealer subsidiaries, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

5.	Review and discuss quarterly results from the independent accountants review procedures on:

(a)	All critical accounting policies and practices to be used, including critical and significant accounting releases.

(b)	All alternative treatments of financial information within accounting principles generally accepted in the United States of America that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants.

(c)	Other material written communications between the independent accountants and management, such as any management letter or schedule of unadjusted differences.

(d)	All material written communication received by the Company’s broker-dealer subsidiaries from either the NASD or the Commission relating to net capital.

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6.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

7.	Discuss with management and the independent accountants the effect of regulatory and accounting initiatives as well as off-balance sheet items on the Company’s financial statements and the financial condition of the broker-dealer subsidiaries of the Company.

8.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9.	Discuss with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

10.	Review disclosures made to the Audit Committee by the Company’s CEO and CFO and the Financial Principal of the broker-dealer subsidiaries of the Company during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Accountants

11.	Review and evaluate the lead partner of the independent accountants’ team.

12.	Obtain and review a report from the independent accountants at least annually regarding (a) the independent accountants’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent accountants and the Company. Evaluate the qualifications, performance and independence of the independent accountants, including considering whether the accountants’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the accountants’ independence, and taking into account the opinions of management and internal auditors.

13.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the

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audit at least every five years, and consider whether the auditing firm should be rotated at prescribed intervals as well.

14.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent accountants who participated in any capacity in the audit of the Company as well as monitoring the effect any such hiring has on independence.

15.	Meet with the independent accountants prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

16.	Review the appointment and replacement of the senior internal auditor.

17.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.	Discuss with management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19.	Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act has not been implicated.

20.	Obtain reports from management, the Company’s internal audit department that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics. Review with the independent accountants their report with respect to management’s evaluation of internal financial controls.

21.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, regulatory matters or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, regulatory or auditing matters.

22.	Discuss with management and the independent accountants any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

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23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

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Attachment A

Vie Financial Group, Inc. Audit Committee Pre-Approval Policy

I. STATEMENT OF PRINCIPLES

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval by resolution of the Audit Committee, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

II. DELEGATION

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

III. AUDIT SERVICES

The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

IV. AUDIT-RELATED SERVICES

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor; however, all audit-related services shall be specifically pre-approved by the Audit Committee.

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V. TAX SERVICES

The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved all tax services.

VI. ALL OTHER SERVICES

The Audit Committee may grant general pre-approval to those permissible non-audit services classified as all other services that it believes are routine and recurring services, and would not impair the independence of the auditor.

A list of the Commission’s prohibited non-audit services is incorporated by reference into this policy. The Commission’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. PRE-APPROVAL FEE LEVELS

Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

VIII. PROCEDURES

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and Chief Executive Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the Commission’s rules on auditor independence.

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Vie Financial Group, Inc.

Proxy Card for Annual Meeting of Stockholders on September 18, 2003

The undersigned stockholder hereby appoints Dean G. Stamos and James M. Connolly, and each of them, each with full power to act alone and with power of substitution, as proxy or proxies for the undersigned, to attend the Annual Meeting of the Stockholders of Vie Financial Group, Inc. (the “Company”), to be held at 9:00am on Thursday, September 18, 2003, at the Renaissance New York Hotel Times Square, Two Times Square, 714 Seventh Avenue at W. 48th Street, New York, New York 10036 or at any postponements, continuations or adjournments thereof, and to vote all shares of Common Stock of Vie, par value $.01 per share, held by the signatory at the close of business on July 29, 2003, hereby revoking any proxy or proxies heretofore given and ratifying and confirming all that said proxies may do or cause to be done by virtue hereof with respect to the matters described below.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholders. If no direction is made, this proxy will be voted “FOR” the election of the nominees for Director listed below and “FOR” the approval to amend our Certificate of Incorporation to authorize a one-for-two reverse stock split, changing the current 692,974,817 issued and outstanding shares into 346,487,409 issued and outstanding shares. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting or any and all postponements, continuations or adjournments thereof.

This proxy is solicited on behalf of the Board of Directors of Vie. The Board of Directors of Vie recommends that you vote “FOR” the nominees for Director and “FOR” the amendment to our Certificate of Incorporation to authorize a one-for-two reverse stock split.

1.     Election of Directors: Ronald D. Fisher, Carmine F. Adimando, Jonathan F. Foster, William A. Lupien, Roy S. Neff, Howard J. Schwartz, Dean G. Stamos, and Robert J. Warshaw.

FOR	WITHHELD	FOR ALL EXCEPT

☐	☐	☐

If you wish to withhold authority to vote your shares from any individual nominee(s), mark the “For All Except” box and strike a line through the name(s) of the nominee(s).

2.     Approval of Authorization to amend our Certificate of Incorporation to authorize a one-for-two reverse stock split, changing the current 692,974,817 issued and outstanding shares into 346,487,409 issued and outstanding shares.

FOR	AGAINST	ABSTAIN

☐	☐	☐

☒ Please mark your vote as in this example

The undersigned hereby acknowledges receipt of the Annual Report, notice of the annual meeting of stockholders and the proxy statement and hereby revokes all previously granted proxies.

Please be sure to sign and date this proxy

Date:

Stockholder sign here

Co-owner sign here

Please sign this proxy exactly as your name(s) appear(s) on the books of Vie. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Please vote, date, sign and return promptly in the enclosed envelope.